Exhibit 99.1

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Rexahn Pharmaceuticals Announce IND Submission for RX-3117

RX-3117 has potential to treat a wide variety of solid tumors including colon, lung, renal and pancreatic tumors

Rockville, Maryland, July 15, 2013 – Rexahn Pharmaceuticals, Inc. (NYSE MKT: RNN) announced today that Teva Pharmaceutical Industries has submitted an Investigational New Drug (IND) application to the US Food and Drug Administration (FDA) for RX-3117, a novel oral small molecule chemotherapy agent, under a June 2009 Research and Exclusive License Option Agreement with Teva Pharmaceutical Industries Ltd. for RX-3117.

Prof. Dr. Godefridus J. (Frits) Peters, Head Laboratory Medical Oncology, VU University Medical Center, Amsterdam, The Netherlands, commented, “RX-3117 has a novel and unique mechanism of action and a distinctly different metabolism compared to other nucleoside analogs. RX-3117’s strong anti-proliferative activity against a wide variety of human cancer cell lines offers promise for its future therapeutic development and the potential of helping cancer patients.”

In August 2012, Rexahn reported the completion of an exploratory Phase I clinical trial of RX-3117 in cancer patients conducted in Europe. The clinical trial demonstrated that RX-3117 is orally bioavailable and no adverse events were reported over the dose range tested. A further Phase I clinical trial in cancer patients is expected to be initiated in the second half of 2013.

Peter D. Suzdak, Ph.D., Rexahn’s Chief Executive Officer commented, “The IND filing represents an important milestone in the RX-3117 clinical development program. RX-3117, which has already demonstrated oral bioavailability in cancer patients, has the potential to treat a wide variety of solid tumors. Rexahn looks forward to advancing the clinical development of RX-3117.”

About RX-3117
RX-3117 is a novel small molecule anti-metabolite compound that inhibits DNA and RNA synthesis and induces apoptotic cell death of tumor cells. Preclinical studies have shown RX-3117 to be effective in both inhibiting the growth of various human cancer xenograft models (including colon, lung, renal and pancreatic) and overcoming chemotherapeutic drug resistance.

About Rexahn Pharmaceuticals, Inc.
Rexahn Pharmaceuticals is a clinical stage biopharmaceutical company dedicated to developing best-in-class therapeutics for the treatment of cancer. Rexahn currently has three clinical stage oncology candidates, Archexin®, RX-3117, and RX-5902 and a robust pipeline of preclinical compounds to treat multiple types of cancer. Rexahn has also developed proprietary drug discovery platform technologies in the areas of nano-medicines, 3D-GOLD, and TIMES. For more information, please visit www.rexahn.com.

Safe Harbor
To the extent any statements made in this press release deal with information that is not historical, these are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about Rexahn’s plans, objectives, expectations and intentions with respect to future operations and products and other statements identified by words such as “will,” “potential,” “could,” “can,” “believe,” “intends,” “continue,” “plans,” “expects,” “anticipates,” “estimates,” “may,” other words of similar meaning or the use of future dates. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Uncertainties and risks may cause Rexahn’s actual results to be materially different than those expressed in or implied by Rexahn’s forward-looking statements. For Rexahn, particular uncertainties and risks include, among others, the difficulty of developing pharmaceutical products, obtaining regulatory and other approvals and achieving market acceptance; the marketing success of Rexahn’s licensees or sublicensees; the success of clinical testing; and Rexahn’s need for and ability to obtain additional financing. More detailed information on these and additional factors that could affect Rexahn’s actual results are described in Rexahn’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. All forward-looking statements in this news release speak only as of the date of this news release. Rexahn undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.